CONSULTING AGREEMENT

This Compensation Agreement is dated as of January 8, 2009 between Green Planet Bioengineering Co. Limited, a Delaware corporation (the “Company”), and  Darrin M. Ocasio, Esq. (the “Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with certain SEC related legal services in connection with their business on a fixed fee basis (the “Services”), and the Consultant has agreed to provide the Company with the Services; and

WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered in satisfaction of the monthly fixed fee;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.           The Company will register 37,500 shares of the Company’s common stock, par value $.001 per share, and issue the shares to the Consultant and register such shares pursuant to a Registration Statement on Form S-8, as set forth in Section 2 below. The shares issued to the Consultant represent consideration for the Services by the Consultant on behalf of the Company

2.           Shares to be issued hereunder shall be registered using a Form S-8.  The Company shall file such Form S-8 with the Securities and Exchange Commission within five business days of the execution of this agreement.

IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

CONSULTANT

/s/ Darrin M. Ocasio
Darrin M. Ocasio

The Company:

GREEN PLANET BIOENGINEERING CO. LIMITED

By:	/s/ Min Zhao
Min Zhao
Chief Executive officer